EXECUTION VERSION

Purchase and Sale Agreement

XOG Operating LLC,

a Texas limited liability company

and

Geronimo Holding Corporation,

a Texas corporation,

as Sellers,

and

American Standard Energy Corp.,

a Delaware corporation,

as Buyer

Dated February 24, 2012

Table of Contents

1.	Property to be Sold and Purchased		1
	(a)	Wells, Real Property and Leases	1
	(b)	Permits	2
	(c)	Contracts	2
	(d)	Equipment	2
	(e)	Data	2
	(f)	Assumed Liabilities	2
	(g)	Excluded Properties and Liabilities.	2

2.	Purchase Price.		4
	(a)	Purchase Price to be Paid for the Properties	4
	(b)	Deposit	4
	(c)	Purchase Price Allocation	5
	(d)	Effective Date	5
	(e)	Delivery of Certain Assets	5

3.	Representations of Seller.		5
	(a)	Representations	5

4.	Representations of Buyer.		12
	(a)	Representations	12

5.	Certain Covenants of Seller and Buyer		13
	(a)	Access by Buyer.	13
	(b)	Interim Operations	14
	(c)	Preferential Rights and Consents	15
	(d)	Notification of Certain Matters.	15
	(e)	Piggyback Registration of Parent Shares	15

6.	Post-Closing Reviews.		16
	(a)	Review By Buyer	16
	(b)	Nature of Defects	16

7.	Certain Price Adjustments.		18
	(a)	Procedures	18
	(b)	Limitations on Adjustments	19

8.	Conditions Precedent to the Obligations of Buyer		19
	(a)	Representations True and Correct	19
	(b)	Compliance with Covenants and Agreements	20
	(c)	Litigation	20
	(d)	Releases	20
	(e)	Fairness Opinion and Fairness Committee Approval	20
	(f)	Bank Approval	20

9.	Conditions Precedent to the Obligations of Seller		20
	(a)	Representations True and Correct	20
	(b)	Compliance With Covenants and Agreements	20

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	(c)	Litigation	20
	(d)	Purchase Price	20

10.	Closing.		20
	(a)	Actions At Closing	20

11.	Certain Accounting Adjustments.		21
	(a)	Adjustments for Revenues and Expenses	21
	(b)	Initial Adjustment at Closing	23
	(c)	Adjustment Post Closing	23

12.	Post-Closing Actions.		23
	(a)	Transfer of Files	23
	(b)	Title Review	23
	(c)	Delivery of Consents	23
	(d)	Notifications by Buyer	23

13.	Indemnification.		23
	(a)	Seller Indemnification	23
	(b)	Buyer Indemnification	24
	(c)	Defense of a Third Party Claim	24
	(d)	Indemnification Procedures.	25
	(e)	Limits on Indemnification	25

14.	No Commissions Owed		26

15.	Casualty Loss		26

16.	Notices		26

17.	Survival of Provisions		27

18.	[Intentionally Omitted]		27

19.	Termination.		27
	(a)	Termination Rights.	27
	(b)	Effect of Termination.	28

20.	Miscellaneous Matters.		28
	(a)	Further Assurances	29
	(b)	Regulatory Approvals	29
	(c)	Expenses; No Special Damages	29
	(d)	No Sales Taxes	29
	(e)	Entire Agreement	29
	(f)	Amendments, Waivers	29
	(g)	Choice of Law and Venue	29
	(h)	Dispute Resolution.	30
	(i)	Headings, Time of Essence, Etc	30
	(j)	Confidentiality; Public Announcements	30
	(k)	Adequate Counsel	31
	(l)	No Assignment	31
	(m)	Successors and Assigns	31
	(n)	Counterpart Execution	31
	(o)	Severability	31
	(p)	Definitions.	31

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 EXECUTION VERSION

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (“Agreement”) dated as of February 24, 2012, is by and between XOG Operating LLC, a Texas limited liability company (“XOG”) and Geronimo Holding Corporation, a Texas corporation (“GHC” and together with XOG, each a “Seller” and collectively, the “Sellers”) and American Standard Energy Corp., a Delaware corporation (“Buyer”).

RECITALS

WHEREAS, Sellers own the Properties (as defined herein), which include certain properties located in the Permian Basin, the Eagle Ford shale formation and the Eagle Bine in Texas, the Williston Basin in North Dakota, the Niobrara shale formation in Wyoming and Nebraska and the Mississippian shale formation in Oklahoma;

WHEREAS, Buyer desires to purchase, and Sellers desire to sell, all of Sellers’ right, title and interest in and to the Properties pursuant to the terms and conditions of this Agreement; and

WHEREAS, as consideration in part for the sale of the Properties to Buyer, Buyer hereby agrees to issue to Sellers Five Million (5,000,000) shares of common stock, $0.001 par value, of Buyer (the “Common Stock”) pursuant to the terms and conditions of this Agreement, together with $10 million in cash and a note in the principal amount of $35 million made by Buyer.

NOW, THEREFORE, in consideration of the mutual agreements contained herein, the benefits to be derived by each party hereunder and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Sellers (each a “Party” and collectively the “Parties”) agree as follows:

WITNESSETH:

1.          Property to be Sold and Purchased. Sellers hereby agree to sell and Buyer hereby agrees to purchase, for the consideration hereinafter set forth, and subject to the terms and provisions herein contained, the following described properties, rights and interests set forth in items (a) through (e) below by executing and delivering on the Closing Date one or more counterparts of the Assignments and Bill of Sale, as attached hereto as Schedule I (“Conveyance”), together with a description of the respective Properties, as defined below, attached thereto. The Conveyance shall convey to Buyer a Net Revenue Interest (“NRI”) and Working Interest (“WI”) in the Oil and Gas Properties, as defined below, as set forth in the Conveyance.

(a)          Wells, Real Property and Leases. All of Sellers’ rights, title, interests and estate, real or personal, recorded or unrecorded, movable or immovable, tangible or intangible, in and to: (i) oil and gas leases and top leases, oil, gas and mineral leases and top leases, subleases and other leaseholds, and other properties and interests described on Exhibit A-1 (“Developed Leases”) and Exhibit A-3 (“Undeveloped Lease with Net Leasehold Acres and NRI”) (Exhibit A-1 and Exhibit A-3, the “Leases”) and the lands covered thereby (“Land(s)”) and any and all oil, gas, water or injection wells thereon, as listed on Exhibit A-2 (the “Wells”) and (ii) any pools or units which include all or a part of any Land or include any Well described on Exhibit A-1, Exhibit A-2 and Exhibit A-3 (the “Units”) and including without limitation all rights, title and interest in production from any such Unit, whether such Unit production comes from wells located on or off of the Lands, and all tenements, hereditaments and appurtenances belonging to, used or useful in connection with the Leases, Lands, Wells and Units (all of the above being hereinafter collectively called the “Oil and Gas Properties,” and the respective “Net Revenue Interest” and “Working Interest” of Sellers in the Properties described on Exhibit A-1, Exhibit A-2 and Exhibit A-3 shall be a part of the definition of “Oil and Gas Properties”), and all other real property described on Exhibit A-4; and

(b)          Permits. All of Sellers’ rights, title and interests in and to, or otherwise derived from, all presently existing and valid oil, gas and/or mineral unitization, pooling, and/or communitization agreements, declarations and/or orders (including, without limitation, all units formed under orders, rules, regulations, or other official acts of any federal, state, or other authority having jurisdiction, and voluntary unitization agreements, designations and/or declarations), franchises, licenses, permits, approvals, consents, certificates and other authorizations and rights granted by governmental authorities that relate to the Oil and Gas Properties and all easements, servitudes, rights-of-way, surface leases and other surface rights appurtenant to, and used or held for use to the extent applicable to the Oil and Gas Properties granted by any third party or governmental authority;

(c)          Contracts. All of Sellers’ rights, title and interests in and to all presently existing and valid contracts to or by which the Oil and Gas Properties are bound or created, to the extent applicable to the Oil and Gas Properties and transferable, including, but not limited to, operating agreements, gathering agreements, marketing agreements (including commodity swap, collar and/or similar derivative agreements), transportation agreements, processing agreements, seismic, geological and geophysical agreements, unitization, pooling and communitization agreements, declarations and orders, joint venture agreements, and farmin and farmout agreements;

(d)          Equipment. All of Sellers’ rights, title and interests in and to all materials, supplies, machinery, equipment, improvements and other personal property and fixtures (including, but not by way of limitation, all wells (including, but not limited to the wells and units set forth on Exhibit A-2), wellhead equipment, pumping units, flowlines, tanks, platforms, buildings, injection facilities, saltwater disposal facilities, compression facilities, gathering systems, and other equipment) relating to the Oil and Gas Properties and used (or contemplated to be used, as spare equipment or otherwise) in connection with the exploration, development, operation or maintenance thereof, and in and to all permits, licenses, rights of way, easements, and other rights of surface use and water rights used in connection with the exploration, development, operation or maintenance of the Oil and Gas Properties; and

(e)          Data. If requested, all of the following materials in Sellers’ possession: (i) abstracts, title opinions, title reports, title policies, lease and land files, surveys, filings with regulatory agencies and other documents and instruments that relate to the Properties; (ii) geophysical, seismic, geological, engineering, exploration, production and other technical data that relate to the Oil and Gas Properties; and (iii) all other books, records, files and magnetic tapes containing financial, title or other information that relate to the Properties.

The properties, rights and interests specified in the foregoing subsections (a), (b), (c), (d), and (e), exclusive of the Excluded Properties and Excluded Liabilities (each as defined below), are herein collectively called the “Properties.”

(f)          Assumed Liabilities. Upon the Closing, Buyer shall assume and be responsible for any obligations, duties and liabilities accruing or arising solely out of the ownership or use of the Properties on and after the Closing Date.

(g)          Excluded Properties and Liabilities.

(i)          Excluded Properties. The Properties do not include, and there is hereby expressly excepted and excluded therefrom and reserved to Sellers, the following (collectively, the “Excluded Properties”):

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1.          All corporate, financial, tax and legal records of Sellers, other than those relating to or affecting the Properties;

2.          All contracts of insurance or indemnity;

3.          All hydrocarbon production from or attributable to the Properties with respect to all periods prior to the Effective Date and all proceeds attributable thereto, including all oil that is stored in tanks located on the Oil and Gas Properties (or located elsewhere but used by Sellers to store oil produced from, or attributable to, the Oil and Gas Properties prior to delivery to oil purchasers) on the Effective Date;

4.          Any refund of, or loss carry forwards with respect to, costs, taxes or expenses borne by Sellers attributable to the period prior to the Effective Date;

5.          Any other right or interest in and to the Properties to the extent attributable to the period prior to the Effective Date;

6.          Copies (but not the originals) of all files (described in Section 12(a));

7.          All deposits, cash, checks, funds and accounts receivable attributable to Sellers’ interests in the Properties with respect to any period of time prior to the Effective Date;

8.          Any intellectual property, logo, service mark, copyright, trade name or trademark of or associated with Sellers or any Affiliate of Sellers or any business of Sellers or of any Affiliate of Sellers; and

9.          All rights and causes of action, arising, occurring or existing against or in favor of Sellers prior to the Closing Date or arising out of the operation of or production from the Oil and Gas Properties prior to the Closing Date (including, but not limited to, any and all contract rights, claims, receivables, revenues, recoupment rights, recovery rights, accounting adjustments, mispayments, erroneous payments or other claims of any nature in favor of Sellers and relating and accruing to any time period prior to the Closing Date) but only to the extent the foregoing do not adversely affect the value, use, ownership or operation of the Properties after the Closing Date;

10.         Any and all proceeds from the settlement of contract disputes with purchasers of oil, gas or other hydrocarbons from the Properties, including settlement of take-or-pay disputes, insofar as said proceeds are attributable to periods of time prior to the Effective Date, insofar as the same does not involve any obligation or liability of Buyer after the Effective Date nor involve any production of oil, gas or other hydrocarbons from the Properties on or after the Effective Date;

11.         All claims (including insurance claims) and causes of action against Sellers or of Sellers against one or more third parties arising from acts, omissions or events occurring prior to the Closing Date and all claims under any joint interest audit attributable to any period prior to the Closing Date, insofar as the same does not involve any obligation or liability of Buyer after the Closing Date nor involve any production of oil, gas or hydrocarbons from the Properties on or after the Closing Date; and

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12.         Properties excluded from the purchase and sale contemplated by this Agreement under Section 7(a)(iii); and

13.         Seller’s royalties, overriding royalties, net profit interests, mineral fee interests, carried interests currently held in the name of Seller in the Public Records.

(ii)         Excluded Liabilities. Except as provided in Section 13, Buyer shall not assume and shall not be liable for any liabilities of the Sellers which are not expressly assumed pursuant to Section 1(f), and Sellers shall retain and remain joint and severally liable for all such liabilities, including the following obligations, duties and liabilities of each of the Sellers (collectively, the “Excluded Liabilities”):

1.          Any obligations, duties, taxes and liabilities accruing, arising out of or relating to the ownership or use of the Properties prior to the Effective Date, including, without limitation, all Accounts Payable of Sellers prior to the Effective Date accruing, arising out of or relating to the Properties and all liabilities accruing, arising out of or relating to environmental laws, but excluding all obligations, duties and liabilities that arise from or relate to matters that would constitute a Defect (as defined herein); and

2.          Any obligations, duties and liabilities of Sellers relating to or arising from each of the Excluded Properties.

2.          Purchase Price.

(a)          Purchase Price to be Paid for the Properties. The purchase price for the Properties shall consist of (i) Ten Million Dollars ($10,000,000) in cash (the “Cash Consideration”) less the Deposit (as hereinafter defined), (ii) delivery of a promissory note (the “Note”) made by the Buyer in the principal amount of Thirty-Five Million Dollars ($35,000,000) (the “Principal Amount”) in the form attached as Exhibit B and (ii) 5,000,000 shares of Common Stock, subject to equitable adjustment in the event that, prior to the Closing Date, there is any share split, subdivision, combination, share dividend, extraordinary dividend or reorganization involving shares of Common Stock (the “Buyer Shares”). The Cash Consideration, together with the Note and Buyer Shares, unadjusted by any price adjustments provided for in this Agreement or agreed to by the Parties, are herein collectively referred to as the “Initial Purchase Price”. The Initial Purchase Price may be adjusted as expressly provided in this Agreement (the Initial Purchase Price, as so adjusted, and as the same may otherwise be adjusted by mutual agreement of the parties, being herein called the “Purchase Price”). The Purchase Price shall be paid at the Closing as hereinafter provided.

(b)          Deposit. Prior to the date of this Agreement, Buyer has delivered to Sellers One Million, Five Hundred Thousand Dollars ($1,500,000) (the “Deposit”) of the Cash Consideration. In the event the transactions contemplated hereby otherwise fail to close on the Closing Date (as hereafter defined) for any reason, the Deposit shall be returned to Buyer and Sellers agree to deliver promptly, but in no event later than forty-eight (48) hours after such termination, the Deposit to Buyer.

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(c)          Purchase Price Allocation. Sellers and Buyer agree that they shall allocate the Purchase Price, as adjusted hereunder, among the Properties for tax purposes in a manner consistent with Section 1060 of the Code and the Treasury Regulations promulgated thereunder based upon the fair market value of the Properties. The Purchase Price allocation shall be agreed upon within thirty (30) days after the Closing Date. If no agreement is reached within 30 days, Sellers and Buyer shall mutually select an independent accounting firm, whose determination of the issue for which there is disagreement shall be final and binding on Sellers and Buyer. The Purchase Price allocation shall be consistent with the allocation set forth on Schedule II. Sellers and Buyer agree to file all information reports and tax returns (including IRS Form 8594 and any amended tax returns or claims for refund) in a manner consistent with the Purchase Price allocation agreed upon under this Section 2(c) and neither Sellers nor Buyer shall take, or shall permit any of their respective affiliates to take, any position inconsistent with such allocation on any tax return or otherwise, unless required to do so by applicable law or a “determination”, within the meaning of Section 1313(a)(1) of the Code. The Purchase Price allocation may be revised, from time to time, by a mutual written consent of Sellers and Buyer, so as to reflect any matters that need updating (including Purchase Price adjustments, if any). The Parties agree that the value of the Buyer Shares, for federal tax purposes, shall be the average of the high and low trading prices of the Common Stock on the Principal Market for the five (5) Trading Days prior to the Closing Date.

(d)          Effective Date. The Properties shall be transferred, assigned and conveyed from Sellers to Buyer on the Closing Date, but certain financial benefits and burdens of the Properties shall be transferred effective as of December 1, 2011 at 9:00 a.m. Central Time (the “Effective Date”) as set forth herein; however, with respect to the transfer, assignment and conveyance of the Properties located in Anderson and Edwards Counties, the Effective Date shall be December 31, 2011. Notwithstanding anything set forth herein to the contrary, the closing of the transactions contemplated by this Agreement shall, for all Tax purposes, be the Effective Date.

(e)          Delivery of Certain Assets.  At the Closing, Sellers shall deliver all of their right, title and interest in the Properties directly to Buyer or, at the option of Buyer, to one or more direct or indirect wholly-owned subsidiaries of Buyer (“Buyer Sub”). The parties hereto acknowledge and agree that, notwithstanding the foregoing, all of the Properties are being acquired by Buyer hereunder and the delivery by Sellers of any of the Properties to any Buyer Sub shall be deemed to be a delivery of such Properties to Buyer followed by a contribution of such Properties by Buyer to the capital of a Buyer Sub.

3.          Representations of Sellers.

(a)          Representations. The Sellers hereby jointly and severally represent to Buyer that:

(i)          Organization and Qualification. Each Seller is duly organized or formed, legally existing and in good standing under the laws of the State of its incorporation or formation and is qualified to do business and is in good standing in each of the states in which the Properties are located where the laws of such state would require a company owning the Properties located in such state to so qualify. Each Seller is also qualified to own and operate the Properties with all applicable Governmental Authorities having jurisdiction over the Properties and to conduct its business as it is presently being conducted, to the extent such qualification is necessary or appropriate.

(ii)         Due Authorization. Each Seller has full power and authority to enter into and perform its obligations under this Agreement and has taken all proper action to authorize entering into this Agreement and the performance of its obligations hereunder.

(iii)        Approvals. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor the compliance with the terms hereof, will result in any default under any agreement or instrument to which any Seller is a party or by which the Properties are bound, or violate any order, writ, injunction, decree, statute, rule or regulation applicable to Seller or the Properties.

(iv)        Valid, Binding and Enforceable. This Agreement constitutes, and the other Transaction Documents provided for herein to be delivered by Sellers at Closing will, when executed and delivered, constitute, the legal, valid and binding obligation of Sellers, enforceable in accordance with their respective terms, except as limited by bankruptcy or other laws applicable generally to creditor’s rights and as limited by general equitable principles.

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(v)         Litigation. There are no pending suits, actions, or other proceedings to which any Seller is a party (or investigations or actions which have been threatened to be instituted against any Seller) which affect the Properties in any material respect (including, without limitation, any actions challenging or pertaining to Sellers’ title to any of the Properties), or which affect the execution, delivery, validity or enforceability of this Agreement or any other document, instrument or agreement to be executed and delivered by Sellers in connection with this Agreement, or which affect the validity or enforceability of the transactions contemplated hereby.

(vi)        No Conflicts. To Sellers’ Knowledge, the execution and delivery of this Agreement by Sellers does not, and the consummation of the transactions contemplated by this Agreement shall not (with or without notice or lapse of time or both), (a) violate or be in conflict with, or require the consent of any Person under, result in the acceleration of obligations under, require a waiver, consent or notice under, or create in any Third Person or Governmental Authority the right to terminate, accelerate, modify or cancel, any provision of any Seller’s governing documents, (b) conflict with, result in a breach of, constitute a default (or an event that with the lapse of time or notice, or both would constitute a default) under any agreement or instrument to which any Seller is bound or by which any of the Properties or any Seller is bound, (c) violate any provision of or require any consent, authorization or approval under any judgment, decree, judicial or administrative order, award, writ, injunction, statute, rule or regulation applicable to any Seller or (d) result in the creation of any lien, charge or encumbrance on any of the Properties.

(vii)       Material Agreements. Sellers will use their commercially reasonable efforts to make available to Buyer a true and correct copy of all Material Agreements, including all amendments and modifications thereof, within 30 days of a request from Buyer. Except as set forth on the Disclosure Schedule, no party to any of such Material Agreements is in breach or default of its obligations thereunder and no event has occurred and no condition exists which, with the giving of notice or the passage of time or both, would constitute any such breach or default that would reasonably be expected to result in a Material Adverse Effect on the Property covered thereby. Each of such Material Agreements is a valid and binding obligation of the parties thereto in accordance with its terms and is in full force and effect. The term “Material Agreements” includes, but is not limited to, the following:

1.          the Leases;

2.          any agreement with any Affiliate of any Seller;

3.          any agreement or contract of any Seller for the sale, exchange, transportation or other disposition of substances produced from or attributed to the Oil and Gas Properties that is not cancelable without penalty on not more than sixty (60) days’ prior written notice and is not at market prices;

4.          any agreement of any Seller to sell, lease, farmout or otherwise dispose of any of its respective interests in any of the Properties other than conventional rights of reassignment activated by the intent to abandon or release a Lease;

5.          any pooling, unit, operating or joint venture agreement affecting or relating to the Properties;

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6.          any tax partnership agreement of any Seller affecting any of the Properties;

7.          any agreement that creates an option to purchase, right of first refusal or call on the substances produced from or attributed to the Oil and Gas Properties;

8.          any lease or title retention agreement, or security interest affecting any of the equipment; and

9.          any joint operating agreement affecting or relating to the Oil and Gas Properties.

(viii)      Areas of Mutual Interest. To each Seller’s Knowledge, no Oil and Gas Property is subject to (or has related to it) any area of mutual interest agreements.

(ix)         Permits. To Sellers’ Knowledge, each Seller has obtained and holds all permits, licenses, variances, exemptions, orders, franchises, approvals and authorizations of all Governmental Authorities necessary for the lawful conduct of business or the lawful ownership, use and operation of its respective Properties (“Seller Permits”). Each Seller is in compliance with the terms of its respective Seller Permits.

(x)          Plugging Obligations. To Sellers’ Knowledge, there are no dry holes, or shut in or otherwise inactive Wells, located on the Oil and Gas Properties or on lands pooled or unitized therewith, except for Wells that have been properly plugged and abandoned.

(xi)         Payment of Expenses and Taxes. All expenses for which each Seller has been timely billed and that have come due and payable (including all bills for labor, materials and supplies used or furnished for use in connection with the Properties, and all severance, production, ad valorem, windfall profit and other similar taxes) relating to the ownership or operation of the Properties, have been paid or are being paid (timely, and before the same become delinquent), by the respective Seller in a commercially reasonable manner, except such expenses and taxes as are disputed in good faith by such Seller and for which adequate accounting reserves have been established by such Seller. All taxes that have come due and payable by each Seller with respect to its respective Properties (whether or not shown on any tax return) have been paid in full.

(xii)        State of Repair. The Properties are in good operating condition and repair (subject to ordinary wear and tear) and are free from material defects.

(xiii)       Compliance with Laws. To each Seller’s Knowledge, the Properties are, and each Seller’s operation of the Properties has been and currently is, in compliance with the provisions and requirements of any applicable law, rule, regulation, order, writ, decree or judgment of any Governmental Authority. To each Seller’s Knowledge, no investigation or review by any Governmental Authority with respect to the Properties is pending or threatened, except as set forth in said Schedule.

(xiv)      Taxes.

1. Tax Returns. All material tax returns required to be filed by or on behalf of any Seller with respect to the Properties have been timely filed and all taxes shown as due thereon have been paid. All such tax returns were true, correct and complete with respect to the Properties in all material respects. No deficiency for any taxes has been proposed, asserted or assessed against the Properties that has not been resolved and paid in full. There are no outstanding liens or other encumbrances (other than for current taxes not yet due and payable) with respect to taxes upon any of the Properties. There is no material dispute or claim concerning any tax liability of any Seller either claimed or raised by any authority in writing or as to which any of the officers or managers of any Seller has Knowledge based upon personal contact with any agent of such authority.

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2.          FIRPTA. No Seller is a “foreign person” within the meaning of Section 1445 of the Code.

3.          Elections, etc. None of the Properties is (i) property required to be treated as owned by any other person pursuant to the “safe harbor lease” provisions of former Section 168(f)(8) of the 1954 Code; (ii) “tax exempt bond financed property” within the meaning of Section 168(g) of the Code; or (iii) “tax exempt use property” within the meaning of Section 168(h) of the Code.

(xv)       Imbalances. Sellers’ aggregate obligations with respect to the aggregate gas imbalances related to the Properties does not exceed twenty five thousand dollars ($25,000).

(xvi)      Lease Provisions. All rentals, royalties, overriding royalty interests and other payments due under the Leases described in Exhibit A-1 and Exhibit A-3 have been promptly and fully paid to the proper Person or Governmental Authority, except (A) amounts that are being held in suspense as a result of title issues and that do not provide any Third Person a right to cancel any such Lease as disclosed on Schedule 3(a)(xvi) hereto and (B) amounts that would not have a material effect on Seller’s ownership or operation of any such Lease.

(xvii)     Brokers. No broker, finder, investment banker or other Person is or will be, in connection with the transactions contemplated by this Agreement, entitled to any brokerage, finder’s or other fee or compensation based on any arrangement or agreement made by or on behalf of any Seller and for which Buyer will have any obligation or liability.

(xviii)    Oil and Gas Operations. Except for matters as would not reasonably be expected to result in a Material Adverse Effect on the Properties, with respect to the Properties that are operated by XOG:

1.          all wells included in the Oil and Gas Properties have been drilled and (if completed) completed, operated and produced in accordance with generally accepted oil and gas field practices and in compliance with applicable oil and gas leases, pooling and unit agreements, and applicable laws, rules, regulations, judgments, orders and decrees issued by any court or Governmental Authority; and

2.          no well included in the Oil and Gas Properties is subject to penalties on allowables because of any overproduction or any other violation of applicable laws that would prevent such well from being entitled to its full legal and regular allowable from and after the Effective Date as prescribed by any Governmental Authority.

(xix)       Additional Drilling Obligations. No Seller has an obligation to drill proposed wells or conduct other material development operations in order to earn or continue to hold during the primary term of any lease any portion of such Seller’s Oil and Gas Properties, and (2) no Seller has been advised by a lessor under any lease affecting such Seller’s Oil and Gas Properties of any requirements or demands to drill additional wells or conduct additional development operations.

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(xx)        Environmental Matters. (1) To Sellers’ Knowledge, each Seller has conducted its business and operated the Properties, and is conducting its business and operating the business and Properties, and the condition of all facilities and properties (including off-site storage, treatment or disposal of any Hazardous Materials from such Properties) is in material compliance with all Applicable Environmental Laws; (2) no Seller has been notified by any Governmental Authority or other third party that any of such Seller’s operations relating to the Properties or that the Properties are the subject of any investigation or inquiry by any Governmental Authority or other third party evaluating whether any response action is needed to respond to a release or threatened release of any Hazardous Material or to the improper storage, treatment or disposal (including storage, treatment or disposal at offsite locations) of any Hazardous Material or that litigation or an enforcement action may be filed; (3) no Seller has any material contingent liability in connection with (i) the release or threatened release into the environment at, beneath or on any of the Properties, or (ii) the storage, treatment or disposal of any Hazardous Material; (4) each Seller is in compliance with all permits required for operations and there are no outstanding notices of violations; and (5) each Seller has provided Buyer with a copy of all environmental reports, permits and material correspondence from government authorities within any Seller’s possession or to which any Seller has Knowledge of.

(xxi)       Title.         To each Seller’s Knowledge, each Seller represents and warrants to Buyer that such Sellers’ title to the Properties is Defensible Title (as defined below). No representation or warranty is made against Title Defects arising from conditions that existed prior to such Seller’s acquisition of the Properties.

1.          Definition of Defensible Title. As used in this Agreement and subject to the limitation set forth above, the term “Defensible Title” means that title of the applicable Seller which, subject to Permitted Encumbrances:

(A)         will entitle Buyer to receive throughout the duration of the productive life of the Properties (after satisfaction of all royalties, overriding royalties, nonparticipating royalties, net profits interests or other similar burdens on or measured by production of oil and gas), not less than the existing NRI share of all hydrocarbons produced, saved and marketed from such Properties;

(B)         will not obligate Buyer to bear a percentage of the costs and expenses for the maintenance and development of, and operations relating to such Properties greater than the existing WI without increase throughout the productive life of such Properties, and the plugging, abandonment and salvage thereof; and

(C)         is free and clear of all Encumbrances other than Permitted Encumbrances.

As used in this Agreement, the term “Encumbrance” means any lien, security interest, adverse claim, charge, restriction, hindrance, encumbrance, liability, obligation or other defect (including without limitation a discrepancy in the net revenue interests or working interests set forth in Schedule III), and the term “Title Defect” means any Encumbrance, other than a Permitted Encumbrance, or other condition that causes a breach of any Seller’s representation and warranty in Section 3(a)(xxi). As used in this Agreement, the term “Title Benefit” means any right, circumstance or condition that operates to increase the NRI of any Seller in any Properties, without causing a greater than proportionate increase in any Seller’s existing WI.

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2.          Definition of Permitted Encumbrances. As used herein, the term “Permitted Encumbrances” means any or all of the following:

(A)         Lessors' royalties and any overriding royalties, reversionary interests and other similar burdens to the extent that they do not, individually or in the aggregate, reduce any Seller’s existing NRI in any of the Properties below that shown in Schedule III or increase Sellers’ existing WI in any of the Properties above that shown in Schedule III without a corresponding increase in the NRI;

(B)         All Contracts to the extent that they are usual and customary in the industry and do not, individually or in the aggregate, reduce any Seller’s existing NRI in any of the Properties below that shown in Schedule III or increase any Seller’s existing WI in the any of the Properties above that shown in Schedule III without a corresponding increase in the NRI;

(C)         Third Party consent requirements and similar restrictions with respect to which waivers or consents are obtained from the appropriate parties prior to the Closing Date, or the appropriate time period for asserting the right has expired, or which need not be satisfied prior to a transfer;

(D)         Encumbrances for current Taxes or assessments for the period after the Effective Date not yet delinquent;

(E)         Materialman's, mechanic's, repairman's, employee's, contractor's, operator's and other similar liens or charges arising in the ordinary course of business for amounts not yet delinquent (including any amounts being withheld as provided by law);

(F)         All rights to consent, required notices to, filings with, or other actions by any Governmental Authority in connection with the transactions contemplated hereby if they are customarily obtained subsequent to such transactions;

(G)         Rights of reassignment arising upon final intention to abandon or release any of the Properties of any Seller;

(H)         Easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface operations that do not materially interfere with or materially inhibit the normal conduct of such surface operations and that do not materially interfere with operations of the Properties;

(I)         Calls on production after the Effective Date under existing Contracts;

(J)         Production imbalances with respect to any Well or Unit subject to the limitation set forth in Section 3(a)(xv); and

(K)         All rights reserved to or vested in any Governmental Authority to control or regulate any of the assets of any Seller in any manner and all obligations and duties under all applicable laws, rules and orders of any such Governmental Authority or under any franchise, grant, license or permit issued by any such Governmental Authority.

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(xxii)      Books and Records. All books, records and files of each Seller pertaining to the Properties and the production, gathering, transportation and sale of oil or gas have been prepared, assembled and maintained in accordance with usual and customary policies and procedures consistent with the usual practices and procedures of such Seller.

(xxiii)     Insurance. Each Seller maintains insurance coverage of the Properties on terms and in amounts consistent with industry standards.

(xxiv)    Access to Lease Premises. Each Seller has lawful right of access and ingress and egress to and from the premises of each Seller’s Properties, which right of access and ingress and egress shall pass to Buyer upon the Closing.

(xxv)     No Undischarged Obligations; No Defaults. There are no undischarged obligations of any Seller affecting any of the Properties being sold pursuant to this Agreement including, but not limited to, royalty, overriding royalty and production payments due on account of the production of oil and gas from or attributable to any Leases or the Properties or obligations due under any operating agreements or other Contracts affecting the Properties, as to any time prior to the Closing Date. All rentals, royalties and other payments due and payable under each of the Leases and the Properties have been paid in full through the Closing Date, and all said Leases and Properties are in good standing. There are no defaults or asserted defaults of any lease covenants, terms or provisions of any of the Leases or the Properties or any contracts related to or affecting the Leases or the Properties.

(xxvi)    Prepayments; Sale of Production. None of the Properties are subject to any outstanding obligations for the delivery of natural gas, natural gas liquids and other hydrocarbons produced from crude oil or natural gas ("Hydrocarbons") in the future on account of prepayment, advance payment, take-or-pay or similar obligations without entitlement to receive full value for such Hydrocarbons. Except as set forth on Schedule 3(a)(xxvi), no Hydrocarbons produced from the Properties or existing as in-ground reserves in such Properties are subject to a sales contract (other than a contract or division order terminable upon no more than 30 days notice), and no Person other than a lessor under the Leases has any call upon, option to purchase or similar rights with respect to production from such Properties. Except as set forth on Schedule 3(a)(xxvi), Sellers are receiving proceeds from the sale of production from the Wells from the production purchasers or from operator(s) of the Properties in a timely manner, and the proceeds payable to Sellers are not being held in suspense by any production purchaser or operator.

(xxvii)   Preferential Purchase Rights. None of the Properties are subject to any preferential rights to purchase which would become exercisable as a result of the transactions contemplated by this Agreement or otherwise.

(xxviii)    Restricted Securities. Sellers acknowledge that the Buyer Shares will be treated as “restricted securities” under federal securities laws and, under such laws and applicable regulations, the Buyer Shares cannot be sold or otherwise disposed of without registration under the Securities Act or an exemption therefrom.

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(xxix)      Accredited Investor; Investment Intent. Each Seller is a knowledgeable investor and acknowledges that it has received or had access to all information concerning Buyer that it required to make such investment decision and has had the ability to evaluate (and in fact has evaluated) such information. In making the decision to enter into this Agreement and to consummate the transactions contemplated hereby, each Seller has relied on its own independent due diligence investigation of Buyer and has been advised by and has relied solely on its own expertise and legal, land, tax, reservoir engineering, and other professional counsel concerning this transaction, the Buyer Shares to be acquired pursuant to this Agreement and the value thereof. Each Seller is an “accredited investor” within the meaning of Rule 501 of Regulation D under the Securities Act, is acquiring the Buyer Shares for its own account and not with the intent to make a distribution within the meaning of the Securities Act or a distribution thereof in violation of any other applicable securities laws and is able to bear the economic risk and lack of liquidity inherent in holding the Buyer Shares.

4.          Representations of Buyer.

(a)          Representations. Buyer represents to Sellers that:

(i)          Organization and Qualification. Buyer is a corporation duly organized and legally existing and in good standing under the laws of the State of Delaware. Buyer or its subsidiaries are also qualified to own and operate oil and gas properties with all applicable Governmental Authorities having jurisdiction over the Properties, to the extent such qualification is necessary or appropriate or will be necessary or appropriate upon consummation of the transactions contemplated hereby.

(ii)         Due Authorization. Buyer has full power to enter into and perform its obligations under this Agreement and has taken all proper action to authorize entering into this Agreement and the performance of its obligations hereunder.

(iii)        No Violation. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor the compliance with the terms hereof, will result in any default under any agreement or instrument to which Buyer is a party, or violate any order, writ, injunction, decree, statute, rule or regulation applicable to Buyer.

(iv)        Valid, Binding and Enforceable. This Agreement constitutes, and the other Transaction Documents provided for herein to be delivered by Buyer at Closing will, when executed and delivered, constitute, the legal, valid and binding obligation of Buyer, enforceable in accordance with its terms, except as limited by bankruptcy or other laws applicable generally to creditor’s rights and as limited by general equitable principles.

(v)         No Litigation. There are no pending suits, actions, or other proceedings to which Buyer is a party (or, to Buyer’s Knowledge, which have been threatened to be instituted against Buyer) which affect the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

(vi)        Funds. At the Closing, Buyer will have such funds as are necessary for the consummation by Buyer of the transactions contemplated hereby.

(vii)       Buyer Common Stock. As of the date hereof, Buyer has 100,000,000 of authorized shares of Common Stock, of which, 39,512,293 shares of Common Stock were issued and outstanding. The issuance of the Buyer Shares pursuant to this Agreement has been duly authorized and upon consummation of the transactions contemplated by this Agreement, the Buyer Shares will have been validly issued, fully paid, non-assessable, and issued without application of preemptive rights, will have the rights, preferences, and privileges specified in Buyer’s articles of incorporation and other governing documents, and will be free and clear of all liens and restrictions, other than the restrictions imposed by this Agreement and the Securities Act and state securities laws.

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(viii)      Buyer SEC Reports. Buyer has filed and made available to Sellers via EDGAR all forms, reports and other documents publicly filed by Buyer with the SEC under the Securities Exchange Act, since October 1, 2010. All such forms, reports and other documents (including those that Buyer may file after the date hereof and prior to the Closing Date) are referred to herein as the “Buyer SEC Reports.” The Buyer SEC Reports (i) were or will be filed on a timely basis and (ii) comply or will comply, in all material respects, with the applicable requirements of the Securities Exchange Act and the rules and regulations of the SEC thereunder. Since the last date on which a Buyer SEC Report was filed, there has been no material adverse change in the assets, liabilities, condition (financial or otherwise), operating results, business or prospects of Buyer or in the ability of Buyer to perform its obligations under this Agreement or that could materially impair or prohibit the consummation of the transactions contemplated by this Agreement.

5.          Certain Covenants of Sellers and Buyer.

(a)          Access by Buyer.

(i)          Records.

1.          Sellers will give Buyer, or Buyer’s authorized representatives, including Buyer’s Independent Accountant, at each Seller’s office or at the location of the Properties, as applicable, and at all reasonable times during normal business hours before the Closing Date, access to the Properties, the personnel of each Seller (and, only to the extent necessary for Buyer and the Independent Accountant to complete the Required Financial Statement Procedures as reasonably determined by the Independent Accountant), and all of each Seller’s (and, only to the extent necessary for Buyer and the Independent Accountant to complete the Required Financial Statement Procedures as reasonably determined by the Independent Accountant, Sellers’ Affiliates’), existing books, records and data, including those necessary for Buyer and the Independent Accountant to complete the Required Financial Statement Procedures, contracts and audit work papers pertaining to the Properties, for the purpose of conducting due diligence reviews contemplated by Section 6 below and completing the Required Financial Statement Procedures; provided however, that Buyer shall not have access to any general corporate records of Sellers that (x) does not in any manner involve or pertain to the Properties, (y) cannot reasonably be expected to affect Buyer’s future use or operation of the Properties and (z) does not and will not affect the ability of Buyer or the Independent Accountant to complete the Required Financial Statement Procedures.

2.          Each Seller will fully cooperate with Buyer and the Independent Accountant so that Buyer and the Independent Accountant may complete the Required Financial Statement Procedures, including: (x) the delivery of one or more customary representation letters from each Seller to such Independent Accountant acceptable to each Seller in its reasonable judgment and as may be required by such Independent Accountant to perform its audit or review and to render the Opinion, it being understood that such representation letters shall include acknowledgements regarding (i) each Seller’s use of estimates and allocations in the preparation of the Base Financial Statements, and (ii) each Seller’s belief that the Base Financial Statements represent the financial conditions and results of operations of the Properties, and that such estimates and allocations were made on a reasonable basis and (y) each Seller causing its various legal counsel to respond to the Independent Accountant’s requests for information concerning loss contingencies in accordance with the American Bar Association Statement of Policy Regarding Lawyers’ Responses to Auditors’ Requests for Information (December 1975).

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3.          Buyer may make copies of such accessed materials, at its expense; all costs of copying such items shall be borne by Buyer. No Seller shall be obligated to provide Buyer with access to any records or data that are within any Seller’s possession or control but subject to a valid and binding confidentiality agreement with a Third Person that prohibits such disclosure without first obtaining the consent of such Third Person, and each Seller, to the extent reasonably requested by Buyer, will use reasonable efforts to obtain any such consent.

(ii)         Physical Inspection. Each Seller shall make a good faith effort to give Buyer, or Buyer’s authorized representatives, at all reasonable times before the Closing Date and upon adequate notice to such Seller, physical access to the Properties for the purpose of inspecting same. Buyer recognizes that some or all of the Properties may be operated by parties other than such Seller and that such Seller’s ability to obtain access to such properties, and the manner and extent of such access, is subject to the consent of such third parties. Buyer agrees to comply fully with any safety rules, regulations and instructions issued by Sellers (and, where Properties are operated by other parties, such other parties) regarding the actions of Buyer while upon, entering or leaving the Properties.

(b)          Interim Operations. Each Seller agrees that, during the period from the execution date of this Agreement through the earlier to occur of the Closing or the termination of this Agreement in accordance with its terms, such Seller and, where applicable, its Affiliates, will conduct operations in respect of the Properties in the ordinary course of business (or, where such Seller or an Affiliate of such Seller is not the operator of a Property, will continue their actions as a non-operator in the ordinary course of business), and, without Buyer’s consent, no Seller nor any Affiliate of any Seller will:

1.          sell or otherwise dispose of or mortgage any material portion of the Properties, except for sales or other dispositions of (i) oil, gas and other minerals in the ordinary course of business after production or (ii) equipment or other personal property or fixtures in the ordinary course of business where the same has become obsolete, is otherwise no longer necessary for the operation of the Properties, or is replaced by an item or items of at least equal suitability. Should any Seller receive (or desire to make) any proposals to drill additional Wells on the Oil and Gas Properties, or to conduct other operations which require consent of non-operators under the applicable operating agreement, such Seller will notify Buyer of, and consult with Buyer concerning, such proposals, but any decisions with respect to proposals shall be made by such Seller in its sole discretion, so long as the decisions are made in the ordinary course of business;

2.          in respect of the Properties, issue any note, bond, or other debt instrument;

3.          (i) agree to the imposition of any security interest or lien on the Properties or (ii) allow any encumbrance which would impose a security interest or lien on account of unpaid amounts upon any of the Properties that will not be released at or before Closing; provided that, in the event of any such encumbrance or security interest upon the Buyer’s consent, Seller shall provide to Buyer prompt written notice thereof in accordance with Section 16 and shall promptly deliver to Buyer all documentation and materials relating to any such encumbrance or security interest;

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4.          waive, release, grant or transfer any material rights or modify or change in any material respect any Material Agreement; or

5.          commit to any of the foregoing.

(c)          Preferential Rights and Consents. The Sellers and Buyer agree to co-operate in obtaining any consents to assignments whether before or after Closing and in the event that any preferential rights to purchase any of the Oil and Gas Properties are exercised by a Third Party (i) prior to Closing, Sellers shall be entitled to the proceeds from said sale and the affected Properties shall be excluded from the sale and Buyer shall be entitled to the remedies set forth in Section 13(e)(iv) or (ii) after Closing, Buyer shall be entitled to the proceeds from said sale of the affected Properties.

(d)          Notification of Certain Matters.

(i)          Sellers and Buyer shall give prompt written notice to the other of (1) any representation or warranty contained in this Agreement being untrue or inaccurate when made; (2) the occurrence of any event or development that would cause (or could reasonably be expected to cause) any representation or warranty contained in this Agreement to be untrue or inaccurate at the time of Closing; or (3) any failure to comply with or satisfy any covenant, condition, or agreement to be complied with or satisfied by it hereunder. No disclosure of which a Party has actual (but not imputed) Knowledge of such matter when such representation, warranty or covenant was given or performed pursuant to this Section 5(d), shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant. Except as provided in this Section 5(d), for all purposes of this Agreement the Disclosure Schedule shall be deemed to include all information contained in any supplement or amendment to the Disclosure Schedule prior to Closing.

(ii)         In the event that a Party makes a disclosure pursuant to subsection (i) above and the effect of such disclosure would reasonably be expected to constitute a matter which would excuse a Party from Closing pursuant to Section 8 or Section 9, such disclosure shall not diminish a Party’s right to terminate this Agreement pursuant to Section 19(a).

(e)          Piggyback Registration of Registration Shares. If at any time within one year of the Closing Date, Buyer proposes to prepare and file with the SEC a registration statement covering equity or debt securities of the Corporation in an underwritten public offering, other than in connection with a merger, a resale registration statement, acquisition or pursuant to a registration statement on Form S-4 or Form S-8 or any successor form (for purposes of this Section 5(e), collectively, a "Piggyback Registration Statement"), the Buyer will give written notice of its intention to do so by registered or certified mail ("Registration Notice"), at least 15 days prior to the filing of each such Piggyback Registration Statement, to the Sellers. Upon the written request of Sellers, made within five (5) days after receipt of the Registration Notice, that the Buyer include the up to five million (5,000,000) shares of Common Stock held by Sellers (the “Registration Shares”) in the Piggyback Registration Statement, the Buyer shall, include the Registration Shares which it has been so requested to register in the Piggyback Registration Statement ("Piggyback Registration"), at the Buyer's sole cost and expense and at no cost or expense to Sellers (other than any underwriting or other commissions, discounts or fees of any counsel or advisor to Sellers which shall be payable by Sellers); provided, however, that if, in the written opinion of the Buyer's underwriter or managing underwriter of the underwriting group, if any, for such offering, the inclusion of all or a portion of the Registration Shares requested to be registered, when added to the securities being registered by the Buyer, will exceed the maximum amount of the Buyer's securities which can be marketed (i) at a price reasonably related to their then current market value, or (ii) without otherwise having a Material Adverse Effect on the entire offering, then the Buyer may, subject to the allocation priority set forth in the next paragraph, exclude from such offering all or a portion of the Registration Shares which it has been requested to register. Without limiting the generality of the foregoing, such underwriter or managing underwriter may condition its consent to the inclusion of all or a portion of the Registration Shares requested to be registered upon the participation by Sellers in the underwritten public offering on the terms and conditions thereof. Notwithstanding the preceding provisions, the Buyer shall have the right at any time after it shall have given Registration Notice (irrespective of whether any written request for inclusion of such securities shall have already been made) to elect not to file any proposed Piggyback Registration Statement filed pursuant to this Section 5(e), or to withdraw the same after the filing but prior to the effective date thereof.

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6.          Post-Closing Reviews.

(a)          Review By Buyer. Buyer may conduct, at its sole cost, such title examination or investigation, and other examinations and investigations, as it may, in its sole discretion, choose to conduct with respect to the Properties and shall have access to all of Sellers’ records regarding same for a period of one hundred twenty (120) days after the Closing (the “Review Period”).

(b)          Nature of Defects. Should, as a result of such examinations and investigations, or otherwise, one or more matters come to Buyer’s attention which would constitute a Defect (as below defined), Buyer shall notify Sellers in writing of such Defects (such Defects of which Buyer so provides notice are herein called “Asserted Defects”) as soon as the same are identified by Buyer, but in no event later than 5:00 p.m. Eastern Standard Time on the fifth (5th) business day following the Review Period (“Defect Date”). Such notification shall include, for each Asserted Defect, (1) a description of the Asserted Defect and the Wells and/or Units and/or Undeveloped Lease (as defined herein) listed on Exhibit A-1 through Exhibit A-3 to which it relates and all supporting documentation reasonably necessary to fully describe the basis for the Defect, (2) for each applicable Well or Unit, the size of any variance from “Net Revenue Interest” or “Working Interest” which does or could result from such Asserted Defect, (3) for each Undeveloped Lease, the size of any variance from the Net Leasehold Acres shown on Exhibit A-3 for such Undeveloped Lease, as defined herein, which does or could result from such Asserted Defect and (4) based on the applicable per acre price set forth in the Schedule II of the affected Properties (i) the amount by which Buyer would propose to adjust the Principal Amount of the Note or (ii) the value of Replacement Property (as defined herein). All access to each Seller’s records and the Properties in connection with such due diligence shall be subject to Section 5(a). The term “Defect” as used in this Section shall mean the following:

(i)          NRI or WI Variances. Any Seller’s ownership of the Oil and Gas Properties is such that, with respect to the Wells and Units locations listed on Exhibit A-2 hereto, it clearly (1) entitles the respective Seller to receive a decimal share of the oil, gas and other Hydrocarbons produced from such Property, which is less than the decimal share set forth on Exhibit A-2 in connection with such Property in the column headed “Net Revenue Interest” or (2) causes the respective Seller to be obligated to bear a decimal share of the cost of operation of such Wells and/or Units greater than the decimal share set forth on Exhibit A-2 in connection with such Wells and/or Units in the column headed “Working Interest” (without at least a proportionate increase in the share of production to which Seller is entitled to receive from such Wells and/or Units).

(ii)         Liens. Any Seller’s ownership of an Oil and Gas Property is subject to a lien other than (1) a lien for taxes which are not yet delinquent or (2) a mechanic’s or materialmen’s lien (or other similar lien), or a lien under an operating agreement or similar agreement, to the extent the same relates to expenses incurred which are not yet delinquent or (3) liens which will be released at or before Closing.

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(iii)        Net Acre Shortfalls. Any Seller’s ownership of the Leases is such that, with respect to an “Undeveloped Lease” identified as such on Exhibit A-3, it clearly entitles such Seller to fewer Net Leasehold Acres (defined below) for such Undeveloped Lease than that shown on Exhibit A-3. “Net Leasehold Acres” shall be computed separately for each Lease which is described in Exhibit A-3 and shall mean, for each such Lease, (1) the number of acres covered by such Lease, multiplied by (2) the interest in oil and gas covered by such Lease in such lands, multiplied by (3) such Seller’s undivided interest in such lease insofar as it covers such lands (provided that if items (2) and/or (3) vary as to different areas covered by the Lease, a separate calculation shall be done for each such area).

(iv)        Undeveloped Lease NRI Variance. Any Seller’s ownership of an Undeveloped Lease is such that it clearly entitles such Seller to receive a decimal share of the oil, gas and other Hydrocarbons produced from such Undeveloped Lease, which is less than the decimal share set forth on Exhibit A-3 with respect to such Undeveloped Lease.

(v)         Operational Matters. Any surface access or use restriction that materially interferes with operations of an Oil and Gas Property.

(vi)        Environmental Matters. An Oil and Gas Property, or operating facility related thereto, is in violation of Applicable Environmental Laws (below defined) in any material respect or there is present upon or under such property a condition which requires remediation under Applicable Environmental Laws. “Applicable Environmental Laws” means any law, common law, ordinance, regulation or policy of any Governmental Authority, as well as any order, decree, permit, judgment or injunction issued, promulgated, approved or entered thereunder, relating to the environment, health and safety, Hazardous Materials (including the use, handling, transportation, production, disposal, discharge or storage thereof), the environmental conditions on, under, or about any real property including soil, groundwater, and indoor and ambient air conditions or the reporting or remediation of environmental contamination.

Notwithstanding any other provision in this Agreement to the contrary, the following matters shall not constitute, and shall not be asserted as, a Defect:

1.          defects or irregularities that have been cured or remedied by the passage of time, including, without limitation, applicable statutes of limitation or statutes for prescription;

2.          conventional rights of reassignment normally actuated by an intent to abandon or release a lease and requiring notice to the holders of such rights;

3.          normal and customary liens of co-owners under operation agreements, unitizations agreements, and pooling orders relating to the oil and gas properties, which obligations are not yet due and pursuant to which such Seller is not in default;

4.          all approvals required to be obtained from Governmental Authorities that are lessors under the Leases (or who administer such Leases on behalf of such lessors), which are customarily obtained post-Closing;

5.          easements, rights of way, servitudes, permits, surface leases and other rights in respect of surface operations, pipelines, grazing, logging, canals, ditches, reservoirs or the like, and easements for streets, alleys, highways, pipelines, telephone lines, power lines, railways and other easements and rights of way, on, over or in respect of any of the Oil and Gas Properties to the extent such matters do not materially interfere with operations on the Oil and Gas Property;

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6.          defects or irregularities in the chain of title consisting of the failure to recite marital status in documents or omissions of heirship proceedings;

7.          defects or irregularities resulting from or related to probate proceedings or the lack thereof, which defects or irregularities have been outstanding for a period equal to the statute of limitations applicable to the defect or irregularity, unless Buyer provides evidence that a competing chain of title exists as to the Properties subject to such defect; and

8.          any volume dedication of production from any well to an oil and gas marketing, gathering or processing entity.

7.          Certain Price Adjustments.

(a)          Procedures. In the event that, on or prior to the Defect Date pursuant to Section 6 above, Asserted Defects are presented to the Sellers and Sellers are unable (or unwilling) to cure, then the Asserted Defect shall be addressed as provided in this Section 7(a).

(i)          Certain Adjustments. In the event that Buyer raises as an Asserted Defect one of the following types of Defects, Sellers shall, at the option of the Buyer in its sole and absolute discretion, either (i) provide Replacement Properties (as defined below) subject to Buyer’s applicable due diligence review and acceptance or (ii) for as long as the Note is outstanding, adjust the Principal Amount of the Note as set forth below in connection with such Defect:

1.          NRI Variance/Proportionate Price Reductions. If the Asserted Defect is (I) a Defect described in clause (A) of Section 6(b)(i) or (II) a Defect which otherwise reduces a portion of a Seller’s interest in a Well and/or Unit listed on Exhibit A-2: a downward adjustment equal to the amount determined by multiplying the Allocated Amount set forth for such Oil and Gas Property on Schedule II by a fraction (A) the numerator of which is an amount equal to the “Net Revenue Interest” shown on Exhibit A-2 for such Well and/or Unit less the decimal share to which Seller would be entitled to as a result of its ownership interest in such Well and/or Unit which is unaffected by such Defect and (B) the denominator of which is the “Net Revenue Interest” shown for such Property on Exhibit A-2.

2.          Net Leasehold Acre Variation/Proportionate Price Reduction. If the Asserted Defect is a defect described in Section 6(b)(iii): a downward adjustment equal to the amount determined by multiplying the Value Per Net Acre by an amount equal to the difference between (A) Net Leasehold Acres as shown on Exhibit A-3 and (B) the total number of net undeveloped acres actually determined to exist for such Undeveloped Lease (such adjustment referred to as the “Net Acre Defect Amount”).

3.          NRI Undeveloped Lease Variance/Proportionate Price Reduction. If the Asserted Defect is a defect of the type described in Section 6(b)(iv): a downward adjustment equal to the amount determined by multiplying the Allocated Amount for such Undeveloped Lease (less the amount of any Net Acre Defect Amount as to such Undeveloped Lease) by a fraction (A) the numerator of which is the “Net Revenue Interest” shown on Exhibit A-3 for such Undeveloped Lease less the decimal share to which Seller would be entitled to the result of its ownership interest in such Undeveloped Lease which is unaffected by such Defect and (B) the denominator of which is the Net Revenue Interest shown for such Undeveloped Lease on Exhibit A-3.

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4.          Liens/Payoff Amount. If the Asserted Defect is a Defect described in Section 6(b)(ii): a downward adjustment equal to the amount of the debt secured by such lien.

(ii)         Agree Upon Adjustment. Within five (5) days of the Sellers’ receipt of notice of an Asserted Defect not otherwise covered under Section 7(a)(i), Buyer and Sellers shall, with respect to each Oil and Gas Property affected by such matters, agree in writing upon an appropriate downward adjustment of the Principal Amount of the Note to account for such matters based on the applicable per acre price set forth in Schedule II for the affected Properties. In the event Buyer and Sellers are unable to agree in writing upon an appropriate adjustment of the Principal Amount of the Note, such dispute shall be resolved pursuant to Section 20(i), for a determination of the adjustment amount.

(iii)        Exclusion of Properties. Notwithstanding anything provided herein, if (A) Buyer and Sellers are unable to agree in writing upon the existence or appropriate adjustment with respect to an Asserted Defect affecting an Oil and Gas Property under Section 7(a)(i) or 7(a)(ii) or (B) the Asserted Defect amount for an Oil and Gas Property exceeds the Allocated Amount set forth on Schedule II for such Oil and Gas Property Buyers shall have the option to exclude such Oil and Gas Property from the transaction contemplated hereby, and the Principal Amount of the Note will be reduced as follows: (i) for any Oil and Gas Properties described on Exhibit A-2, the Principal Amount of the Note will be reduced by the Allocated Amount attributed on Schedule II to the Wells located on such Property plus the amount attributed on Schedule II to the Units in which such Oil and Gas Property participates (but in the case of such Units, limited to the portion of such amount which is proportionate to the portion of Sellers’ interest in such Units, respectively, which is attributable to such Oil and Gas Property), and (ii) for any Undeveloped Leases described on Exhibit A-3, the Principal Amount of the Note will be reduced by the Allocated Amount attributed on Schedule II to such Undeveloped Lease.

(b)          Limitations on Adjustments. If the reduction in the Principal Amount of the Note with respect to a particular Asserted Defect which would result from the above provided for procedure does not exceed one-half of one percent (0.5%) of the Allocated Amount for the Oil and Gas Properties to which the Asserted Defect relates, no adjustment shall be made for such Asserted Defect. If the reduction to the Principal Amount of the Note which would result from such procedure, as applied to all Asserted Defects asserted under Section 7 for which an adjustment is to be made, does not exceed one-half of one percent (0.5%) of the Principal Amount of the Note, then no adjustment of the Principal Amount of the Note shall occur, and none of the Oil and Gas Properties which would be excluded by such procedure shall be excluded. If the reduction to the Principal Amount of the Note which would result from the above provided for procedure, as applied to all Asserted Defects asserted under Section 7 for which an adjustment is to be made exceeds one-half of one percent (0.5%) of the Principal Amount of the Note, the Principal Amount of the Note shall be adjusted by the full amount.

8.          Conditions Precedent to the Obligations of Buyer. The obligations of Buyer to consummate the transaction contemplated by this Agreement are subject to each of the following conditions being met:

(a)          Representations True and Correct. The representations and warranties of Sellers set forth herein shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date except as to changes specifically contemplated by this Agreement or consented to by Buyer.

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(b)          Compliance with Covenants and Agreements. Sellers shall have performed and complied in all material respects with (or compliance therewith shall have been waived by Buyer) each and every covenant and agreement required by this Agreement to be performed or complied with by Sellers prior to or at the Closing.

(c)          Litigation. No suit, action or other proceedings by any governmental entity or third party shall, on the date of Closing, be pending or threatened before any court or governmental agency seeking to restrain, prohibit, or obtain material damages or other material relief in connection with the consummation of the transactions contemplated by this Agreement.

(d)          Releases. Sellers shall have delivered releases, Consents or other evidence of termination of the deeds of trust, mortgages and all other liens with respect to the Properties.

(e)          Fairness Opinion and Fairness Committee Approval. The Buyer’s Fairness Committee shall have obtained an appropriate fairness opinion from a nationally recognized firm and shall have approved the Agreement and the transactions contemplated herein.

(f)          Bank Approval.         If required, Macquarie Bank Limited (“Macquarie”), as lender to Buyer, shall have approved the transactions contemplated by this Agreement.

9.           Conditions Precedent to the Obligations of Sellers. The obligations of Sellers to consummate the transaction contemplated by this Agreement are subject to each of the following conditions being met:

(a)          Representations True and Correct. The representations and warranties of Buyer set forth herein shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date except as to changes specifically contemplated by this Agreement or consented to by Sellers.

(b)          Compliance With Covenants and Agreements. Buyer shall have performed and complied in all material respects with (or compliance therewith shall have been waived by Sellers) each and every covenant and agreement required by this Agreement to be performed or complied with by Buyer prior to or at the Closing.

(c)          Litigation. No suit, action or other proceedings shall, on the date of Closing, be pending or threatened before any court or governmental agency seeking to restrain, prohibit, or obtain material damages or other material relief in connection with the consummation of the transactions contemplated by this Agreement.

(d)          Purchase Price. Buyer shall have delivered payment of the Purchase Price concurrently with the delivery by Sellers of the releases and other evidence of termination of the deeds of trust, mortgages and other liens as contemplated by Section 9(d) hereof.

If Sellers proceed to Closing with any Seller’s Knowledge of any condition precedent above not being met by Buyer, such condition precedent will be deemed waived by Sellers as a condition to Close, and Sellers hereby waive all claims for a breach of representation or warranty related thereto.

10.         Closing.

(a)          Actions At Closing. The closing (herein called the “Closing”) of the transaction contemplated hereby shall take place in the offices of Blank Rome LLP, 405 Lexington Avenue, New York, New York 10174, on or before February 29, 2012, at 12:00 p.m. Eastern Time, or at such other date and time as Buyer and Sellers may mutually agree upon (such date and time being herein called the “Closing Date”). At the Closing:

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(i)          Delivery of Conveyance. Sellers shall deliver to Buyer the fully-executed Conveyance, in the form attached hereto as Schedule I.

(ii)         Federal and State Conveyance Forms. Sellers shall deliver to Buyer forms of conveyance or assignment as required by the applicable authorities for transfers of interests in state or federal leases included in the Oil and Gas Properties.

(iii)        Letters in Lieu. Sellers shall, if requested by Buyer, execute and deliver to Buyer letters in lieu of transfer orders (or similar documentation), in a form acceptable to both parties.

(iv)        Turn Over Possession. Sellers shall, to the extent Sellers can do so, turn over possession of the Properties.

(v)         Payment of Purchase Price to Sellers. Buyer shall deliver to Sellers (1) by wire transfer of immediately available funds to an account designated by Sellers in a bank located in the United States, an amount equal to (A) the Cash Consideration less (B) the Deposit and (2) the Note. Buyer shall deliver the Buyer Shares to and in the name of Geronimo Holding Corporation, together with a certificate representing the same within three (3) business days from the Closing Date. Sellers shall provide to Buyer the details of the account so designated by Sellers not later than three (3) business days prior to the Closing Date.

(vi)        Succession by Buyer. Sellers and Buyer shall furnish such evidence (including, without limitation, evidence of satisfaction of all applicable bonding requirements) as may be necessary to file with the applicable authorities for Buyer to succeed Sellers as the owner and, where applicable, to succeed Sellers or an Affiliate of any Seller operator of the Properties.

(vii)       Non-Foreign Person Affidavit. On or prior to Closing, Sellers shall execute and deliver to Buyer an affidavit or other certification (as permitted by the Code) that no Seller is a “foreign person” within the meaning of Section 1445 (or similar provisions) of the Code.

(viii)      Releases. Sellers shall have delivered releases or other evidence of termination of the deeds of trust, mortgages and all other liens with respect to the Properties concurrently with the payment of the Purchase Price.

(ix)         Additional Documents. Seller shall execute, acknowledge and deliver to Buyer any other instruments of transfer reasonably requested by Buyer to complete the conveyance of the Properties as provided hereunder, including, without limitation, counterpart forms of transfer and assignment required by any Governmental Authority.

11.         Certain Accounting Adjustments.

(a)          Adjustments for Revenues and Expenses. Appropriate adjustments shall be made between Buyer and Sellers so that:

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(i)          Buyer will bear all drilling costs, reworking costs, and all other capital expenditures which are incurred in connection with the development, exploration or operation of the Properties after the earlier of the applicable Effective Date for the Properties or the date of this Agreement, and all expenses which are incurred in the operation of the Properties after the applicable Effective Date, including, without limitation, all overhead charges under applicable operating agreements (regardless of whether such operating agreements are with Third Persons or related entities and regardless of whether Sellers or an Affiliate of any Seller is the operator or a non-operator), and all other overhead charges actually charged by Third Persons, and Buyer will receive all proceeds (net of applicable production, severance, and similar taxes) from sales of oil, gas and/or other minerals which are produced from (or attributable to) the Properties and which are produced after the applicable Effective Date;

(ii)         Except as provided in subsection (iii) below, subsections (b) and (c) below, and Section 13 below, Sellers will bear all expenses which are incurred in the operation of the Properties before the Effective Date and Sellers will receive all proceeds (net of applicable production, severance, and similar taxes) from the sale of oil, gas and/or other minerals which were produced from (or attributable to) the Properties and which were produced before the applicable Effective Date; and

(iii)        Buyer will bear all expenses set forth on the authorizations for expenditures whether paid by Buyer or Sellers before or after the applicable Effective Date. It is agreed that, in making such adjustments:

1.          oil which was produced from the Oil and Gas Properties and which was, on the Effective Date, stored in tanks located on the Oil and Gas Properties (or located elsewhere but used by Sellers to store oil produced from, or attributable to, the Oil and Gas Properties prior to delivery to oil purchasers) and above pipeline connections shall be deemed to have been produced after the applicable Effective Date for the purposes of this subsection (a);

2.          ad valorem, personal property and similar taxes assessed for periods prior to the Effective Date shall be borne by Sellers and Sellers shall submit any returns and reports with respect thereto and ad valorem taxes assessed for periods on or after the Effective Date shall be borne by Buyer and Buyer shall submit any returns and reports with respect thereto (ad valorem, personal property and similar taxes shall be considered assessed for the period for which they are stated to be assessed, even if the same are based on production or other activities occurring in prior periods);

3.          ad valorem, personal property and similar taxes assessed with respect to a period which begins before and ends after the Effective Date shall be prorated based on the number of days in such period which fall on each side of the Effective Date (with the day on which the Effective Date falls being counted in the period after the Effective Date) and Buyer shall submit any returns and reports with respect thereto;

4.          casualty losses shall be handled in accordance with Section 15;

5.          delay rentals shall be attributable to the period for which they are paid (e.g. annual delay rentals due on January 1, 2012 shall be attributable to calendar year 2012) rather than to the time when paid, and shall be prorated with respect to such period in the same manner as ad valorem taxes; and

6.          no consideration shall be given to the local, state or federal income tax liabilities of any Party.

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(b)          Initial Adjustment at Closing. Sellers shall provide to Buyer a statement showing its computations of the amount of the adjustments provided for in subsection (a) above based on amounts which prior to such time have actually been paid or received by Sellers. Buyer and Sellers shall attempt to agree upon such adjustments prior to Closing, provided that if agreement is not reached, such dispute shall be resolved pursuant to Section 20(i), subject to further adjustment under subsection (c) below. If the amount of adjustments so determined which would result in a credit to Buyer exceed the amount of adjustments so determined which would result in a credit to Sellers, Buyer shall receive a credit at Closing for the amount of such excess, and if the converse is true, then the amount to be paid by Buyer to Sellers at Closing shall be increased by the amount of such excess.

(c)          Adjustment Post Closing. On or before one hundred twenty (120) days after Closing, Buyer and Sellers shall review any additional information which may then be available pertaining to the adjustments provided for in subsection (a) above, shall determine if any additional adjustments should be made beyond those made at Closing (whether the same be made to account for expenses or revenues not considered in making the adjustments made at Closing, or to correct errors made in the adjustments made at Closing), and shall make any such adjustments by appropriate payments from Sellers to Buyer or from Buyer to Sellers.

12.         Post-Closing Actions.

(a)          Transfer of Files. Sellers will use their best efforts to permanently deliver to Buyer, at Buyer’s expense, and within forty-five (45) days after Closing, all of Sellers’ lease files, contracts, abstracts and title opinions, division order files, production records, well files, accounting records and any other files and records which relate to the Properties. Sellers will continue to deliver and provide access to Buyer post-Closing of Sellers’ general financial accounting or tax accounting records as set forth in Section 5(a), to the extent that (i) any such records are reasonably necessary to enable Buyer to prepare in accordance with GAAP the financial statements it will be required to file with the SEC in respect of the Properties or (ii) Buyer’s auditor requests any such records in order for such auditor to deliver an opinion in respect of such financial statements. Sellers may, at their election, make and retain copies of any or all such files. Buyer shall preserve all files so delivered by Sellers for a period of three (3) years following Closing and will allow Sellers access (including, without limitation, the right to make copies at Sellers’ expense) to such files at all reasonable times during normal business hours.

(b)          Title Review. Buyer shall have the right to receive an independent title review on the Properties from counsel acceptable to the Buyer and may rely upon such review to submit any Asserted Defects to Sellers and to request adjustments pursuant to Section 7.

(c)          Delivery of Consents. Seller shall cooperate with Buyer to deliver all Consents required that relate to any Oil and Gas Properties and that would be applicable to the transactions contemplated hereby including the assignment of any Contracts and required Permits.

(d)          Notifications by Buyer. Immediately after the Closing, Buyer shall notify all applicable operators, non-operators, oil and gas purchasers, and Governmental Authorities that it has purchased the Properties.

13.         Indemnification.

(a)          Seller Indemnification. Subject to the limitations set forth in Section 13(e) hereof, Sellers hereby agree to joint and severally indemnify and hold Buyer and its Affiliates, and the officers, directors, employees and agents thereof (each, a “Buyer Indemnified Person”; provided however, Buyer Indemnified Person shall not include any Seller or the Affiliates of any Seller), harmless from and against any and all claims, judgments, causes of action, liabilities, obligations, guarantees, damages, losses, deficiencies, costs, penalties, interest and expenses, including without limitation, cost of investigation and defense, and reasonable attorneys’ fees and expenses, net of any collected insurance proceeds (collectively, “Losses”), arising out of, based upon, attributable to or resulting from (i) any breach of any representation, warranty, agreement or covenant on the part of any Seller contained in or pursuant to this Agreement (the calculation of Loss resulting from any such breach or inaccuracy of any representation or warranty to be determined without regard to any qualification as to “materially”, “in all material respects” or similar qualification) or (ii) any assertion against any Buyer Indemnified Person of any claim or liability constituting an Excluded Liability.

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(b)          Buyer Indemnification. Buyer hereby agrees to indemnify and hold Sellers and their Affiliates, and the officers, directors, employees and agents thereof (each, a “Seller Indemnified Person”), harmless from and against any and all Losses arising out of, based upon, attributable to or resulting from (i) any breach of any representation, warranty, agreement or covenant on the part of Buyer contained in or made pursuant to this Agreement or any of the transactions contemplated herein or in any closing certificate delivered by or on behalf of Buyer pursuant to this Agreement (the calculation of Loss resulting from any such breach or inaccuracy of any representation or warranty to be determined without regard to any qualification as to “materially”, “in all material respects” or similar qualification) and (ii) Buyer’s operation of the Properties after the Closing Date.

(c)          Defense of a Third Party Claim.

(i)          If any Third Party shall notify any Party with respect to any matter (a “Third Party Claim”) that may give rise to a claim for indemnification against any other Party under this Section 13(c), the Indemnifying Party will have the right, but not the obligation, to assume the defense of the Third Party Claim so long as (i) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (ii) uses counsel reasonably satisfactory to the Indemnified Party, (iii) the Indemnifying Party acknowledges its obligation to indemnify the Indemnified Party hereafter in respect of such matters and (iv) the relief sought is monetary damages.

(ii)         After notice pursuant to Section 13(d) below from the Indemnifying Party to the Indemnified Party of its election to assume the defense of the Third Party Claim, the Indemnifying Party shall not, as long as the Indemnifying Party diligently conducts such defense, be liable to the Indemnified Party for any legal or other expense subsequently incurred by the Indemnified Party in connection with the defense thereof, other than reasonable costs of investigation; provided, however, that if counsel defending such Third Party Claim shall advise the parties of a potential conflict of interest arising from the existence of one or more legal defenses available to the Indemnified Party which are different from or additional to those available to the Indemnifying Party or its Affiliates, then the Indemnified Party may retain separate counsel to defend it and in that event the reasonable fees and expenses of such separate counsel shall be paid by the Indemnifying Party if applicable under this Section 13. Subject to the proviso to the foregoing sentence, if the Indemnifying Party assumes such defense, the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party. The Indemnifying Parties shall be liable for the reasonable fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has not assumed the defense thereof. If the Indemnifying Party chooses to defend or prosecute any Third Party Claim, all of the parties hereto shall cooperate in the defense or prosecution thereof.

(iii)        If an Indemnifying Party assumes the defense of an action or proceeding, then without the Indemnified Party’s written consent, the Indemnifying Party shall not settle or compromise any Third Party Claim or consent to the entry of any judgment which does not include as an unconditional term thereof the delivery by the claimant or other plaintiff to the Indemnified Party of a written release from all liability in respect of such Third Party Claim or if such settlement shall include injunctive or other relief that affects or relates to the right or obligations of such Indemnified Party, other than the obligation to pay monetary damages where such damages have been satisfied in full by the Indemnifying Party or their respective Affiliates.

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(d)          Indemnification Procedures.

(i)          If a Party is entitled to indemnification under this Section 13 (the “Indemnified Party”), it shall give notice (“Indemnification Notice”) of such claim to the Party from whom it intends to seek indemnification which specifies the existence, scope and nature of such claim in reasonable detail (the “Indemnifying Party”) and the Indemnifying Party shall have the right to assume the defense and, subject to Section 13(d)(ii), settlement of such claim at its expense by representatives of its own choosing acceptable to the Indemnified Party (which acceptance shall not be unreasonably withheld). The failure of the Indemnified Party to notify the Indemnifying Party of such claim shall not relieve the Indemnifying Party of any liability that the Indemnifying Party may have with respect to such claim, except to the extent that the defense is materially prejudiced by such failure. The Indemnified Party shall have the right to participate in the defense of such claim at its expense (which expense shall not be deemed to be a Loss), in which case the Indemnifying Party shall cooperate in providing information to and consulting with the Indemnified Party about the claim. If the Indemnifying Party fails or does not assume the defense of any such claim within fifteen (15) days after written notice of such claim has been given by the Indemnified Party to the Indemnifying Party, the Indemnified Party may defend against or, subject to Section 13(d)(ii), settle such claim with counsel of its own choosing at the expense (to the extent reasonable under the circumstances) of the Indemnifying Party.

(ii)         If the Indemnifying Party does not assume the defense of a claim involving the asserted liability of the Indemnified Party under this Section 13, no settlement of such claim shall be made by the Indemnified Party without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed. If the Indemnifying Party assumes the defense of such a claim, (i) no settlement thereof may be effected by the Indemnifying Party without the Indemnified Party’s consent unless (A) there is no finding or admission of any violation of Law or any violation of the rights of any Person and no effect on any other claim that may be made against the Indemnified Party, (B) the sole relief provided is monetary damages that have been paid in full by the Indemnifying Party, and (C) the settlement includes, as an unconditional term thereof, the giving by the claimant or the plaintiff to the Indemnified Party of a release in form and substance reasonably satisfactory to the Indemnified Party, from all liability in respect of such claim, and (ii) the Indemnified Party shall have no liability with respect to any compromise or settlement thereof effected without its consent.

(e)          Limits on Indemnification. Notwithstanding anything to the contrary contained in this Agreement:

(i)          Neither Sellers nor Buyer shall have any obligation to provide indemnification for Losses with respect to any specific occurrence, event or circumstance giving rise to a right to be indemnified pursuant to Section 13(a) or Section 13(b), as applicable, unless the amount of each such specific Loss exceeds twenty-five thousand dollars ($25,000) (the “Deductible”), and in the event such Losses exceed the Deductible, only the value of all Losses in excess of the Deductible shall be considered in applying this Section 13(a).

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(ii)         All representations and warranties contained in this Agreement shall survive for a period of twelve (12) months following the Closing, after which time neither Sellers, Buyer, or any officer, director, employee or Affiliate of Sellers or Buyer shall have any liability whatsoever (whether pursuant to this Agreement or otherwise) with respect to such representation or warranty; provided, however, that the representations and warranties (x) in Sections 3(a)(xi) (Payment of Expenses and Taxes) shall survive and remain in full force and effect until 30 days after the expiration of the applicable statute of limitations (including all periods of extension, whether automatic or permissive). Notwithstanding the foregoing, any claim for indemnification pursuant to Section 13 for which an Indemnification Notice is delivered prior to the Liability Termination Date shall survive until such claim is fully and finally resolved.

(iii)        Any payments made to Sellers or Buyer pursuant to this Section 13 shall constitute an adjustment of the Purchase Price for tax purposes and shall be treated as such by Buyer and Sellers on their tax returns.

(iv)        In the event of any Loss pursuant to which any Buyer Indemnified Person would be entitled to relief under this Section 13, such Buyer Indemnified Person may accept, at Buyer’s option in its sole and absolute discretion and as Buyer’s only available remedy in the event of a Loss:

1.          additional or alternative oil and gas properties from Sellers (the “Replacement Property”) in lieu of the amount of any Loss to which such Buyer Indemnified Person may be entitled under this Section 13, subject to applicable due diligence on the Replacement Property by the Buyer; or

2.          for as long as the Note is outstanding, to the extent that the Sellers shall owe the Buyer any amounts under this Section 13, the Buyer Indemnified Person may elect to setoff the amount of any Loss owed by Sellers to the Buyer Indemnified Person under this Section 13 against any such amounts owed by Buyer pursuant to the Note.

14.         No Commissions Owed. Sellers agree to indemnify and hold Buyer (and its partners and its and their Affiliates, and the respective officers, directors, employees, attorneys, contractors and agents of such parties) harmless from and against any and all Losses of any kind or character arising out of or resulting from any agreement, arrangement or understanding alleged to have been made by, or on behalf of, any Seller with any broker or finder in connection with this Agreement or the transaction contemplated hereby. Buyer agrees to indemnify and hold Sellers (and their partners and their Affiliates and the respective officers, directors, employees, attorneys, contractors and agents of such parties) harmless from and against any and all Losses of any kind or character arising out of or resulting from any agreement, arrangement or understanding alleged to have been made by, or on behalf of, Buyer with any broker or finder in connection with this Agreement or the transaction contemplated hereby.

15.         Casualty Loss. In the event of damage by fire or other casualty to the Properties prior to the Closing, this Agreement shall remain in full force and effect upon consent by Buyer, and in such event, as to each such Property so damaged, Sellers shall, at Buyer’s election, either (i) repair such damage or replace such Property, (ii) collect (and when collected pay over to Buyer) any insurance claims related to such damage, or (iii) assign to Buyer any insurance claims related to such damage, and Buyer shall take title to the Property affected by such loss without reduction of the Purchase Price. Sellers shall, at all times between the execution date of this Agreement and the Closing, maintain appropriate insurance coverage of the Properties on terms and in amounts consistent with industry standards.

16.         Notices. All notices and other communications required under this Agreement shall (unless otherwise specifically provided herein) be in writing and be delivered personally, by recognized commercial courier or delivery service which provides a receipt, by telecopier or e-mail (in either case with receipt acknowledged), or by registered or certified mail (postage prepaid), at the following addresses:

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If to Buyer:	American Standard Energy Corp.
4800 North Scottsdale Road, Suite 1400
Scottsdale, Arizona 85251
Telephone: (480) 371-1929
Facsimile: (480) 990-2736
Attention: Scott Feldhacker

With copies to:	Blank Rome, LLP
405 Lexington Avenue
New York, New York 10174
Telephone: (212) 885-5339
Facsimile: (917) 332-3840
Attention: Kristina L. Trauger, Esq.

If to Sellers:	XOG Operating, LLC
Geronimo Holding Corporation
1801 W. Texas
Midland, Texas 79701
Telephone: (432) 683-3171
Facsimile: (432) 683-6348
Attn: Randall Capps

With copies to:	Bullock Scott, P.C.
400 West Illinois Avenue, Suite 120
Midland, Texas 79701
Telephone: (432) 683-5501
Facsimile: (432) 683-2658
Attention: Jim Leeton, Esq.

and shall be considered delivered on the date of receipt. Either Buyer or Sellers may specify as its proper address any other post office address within the continental limits of the United States by giving notice to the other party, in the manner provided in this Section 16, at least ten (10) days prior to the effective date of such change of address.

17.         Survival of Provisions. The obligations of the parties under Section 10 (to the extent the same are, by mutual agreement, not performed at Closing), and Sections 2, 11, 12, 13, 14, 16, 17 and 19 shall survive the Closing and the delivery of the Conveyance. Notwithstanding anything herein to the contrary, the survival of the respective representations and warranties, including those in the preceding sentence, of Sellers and Buyer contained in this Agreement shall be governed by Section 13(f)(ii).

18.         [Intentionally omitted.]

19.         Termination.

(a)          Termination Rights.

(i)          By mutual written agreement of Buyer and Sellers;

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(ii)         By either Sellers or Buyer if (1) the Closing has not occurred by March 31, 2012 (provided, however, that the right to terminate this Agreement pursuant to this clause (1) shall not be available to any Party whose breach of any representation or warranty or failure to perform any covenant or agreement under this Agreement has been the cause of or resulted in the failure of Closing to occur on or before such date); or (2) any Governmental Authority shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting Closing and such order, decree, ruling or other action shall have become final and nonappealable (provided, however, that the right to terminate this Agreement pursuant to this clause (2) shall not be available to any Party until such Party has used all reasonable efforts to remove such injunction, order or decree and such efforts may continue up to 30 days after the Closing Date);

(iii)        By Buyer if (1) Sellers have failed to comply in any material respects with any of Sellers’ covenants or agreements contained in this Agreement and such failure has not been, or cannot be, cured by the earlier of (x) ten (10) business days after notice and demand for cure thereof or (y) Closing; (2) Buyer has received notice from Sellers that the conditions to Buyer’s obligations set forth in Section 8 have not been satisfied; (3) Buyer has not received an appropriate Fairness Opinion; or (4) if required by the Credit Agreement, Macquarie has not consented to the transactions contemplated in this Agreement; or

(iv)        By Sellers if (i) Buyer has failed to comply in any material respects with any of its respective covenants or agreements contained in this Agreement, and such breach or failure has not been, or cannot be, cured by the earlier of (x) ten (10) business days after notice and demand for cure thereof or (y) Closing or (iii) Sellers have received notice from Buyer that the conditions to Sellers’ obligations set forth in Section 9 have not been satisfied.

(b)          Effect of Termination.

(i)          If this Agreement is terminated by either Sellers, on the one hand, or Buyer, on the other hand, pursuant to the provisions of this Section 19, all continuing obligations of the Parties under this Agreement will terminate, except that Section 20 will survive indefinitely unless sooner terminated or modified by the Parties in writing and any claims timely received until resolved.

(ii)         In lieu of exercising its right to termination provided in Section 19(a) above, a Party entitled to terminate this Agreement under the terms herein shall also have the option to elect specific performance of the terms of this Agreement (plus the recovery of all costs and expenses, including reasonable attorneys fees, incurred in enforcing such right of specific performance).

(iii)        In the event of termination:

(1)         by Sellers, due to a material breach of this Agreement by Buyer, including for the avoidance of doubt, Buyer’s failure to obtain all funds necessary to pay the Purchase Price at the Closing, Sellers’ only remedy shall be the termination right provided for under Section 19(a); or

(2)         by Buyer, due to a material breach of this Agreement by any Seller, except as expressly provided in Section 5(d)(ii)), Buyer’s only remedy, other than the termination right provided for under Section 19(a), shall be to recover from Sellers, and Sellers shall pay to Buyer within five (5) business days of such termination, a cash amount equal to five percent (5%) of the Initial Purchase Price (it being understood by the Parties that such limitation is in addition to, and not in lieu of, the obligation of Sellers to return the entirety of the Deposit to Buyer as required in Section 2(b)).

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(iv)        In the event this Agreement is terminated, the rights of Buyer or Sellers provided in Section 2(b) and this Section 19(b) may have under this Agreement shall be the sole and exclusive remedies.

20.         Miscellaneous Matters.

(a)          Further Assurances. After the Closing, Sellers shall execute and deliver, and shall otherwise cause to be executed and delivered, from time to time, such further instruments, notices, division orders, transfer orders and other documents, and do such other and further acts and things, as may be reasonably necessary to more fully and effectively grant, convey and assign the Properties to Buyer.

(b)          Regulatory Approvals. Each Party hereto shall cooperate and use its commercially reasonable efforts to promptly prepare and file all necessary documentation to effect all necessary applications, notices, petitions, filings and other documents, and use all commercially reasonable efforts to obtain (and will cooperate with each other in obtaining) any consent, acquiescence, authorization, order or approval of, and any exemption or nonopposition by, any Governmental Authority required to be obtained or made by Sellers or Buyer or any of their respective Affiliates in connection with the transactions contemplated hereby or the taking of any action contemplated thereby or by this Agreement.

(c)          Expenses; No Special Damages. Each Party shall bear and pay all other expenses incurred by it in connection with the transaction contemplated by this Agreement, except as otherwise set forth herein.

(d)          No Sales Taxes. No sales, transfer or similar tax will be collected at Closing from Buyer in connection with this transaction. If, however, this transaction is later deemed to be subject to sales, transfer or similar tax, for any reason, Buyer and Sellers agree to be equally responsible, and shall each indemnify and hold the other and the other’s Affiliates (and all of their directors, officers, employees, attorneys, contractors and agents) harmless, for their respective share of any and all sales, transfer or other similar taxes (including related penalty, interest or legal costs) due by virtue of this transaction on the Properties transferred pursuant hereto, and Buyer and Sellers shall remit their respective share of such taxes at that time. Sellers and Buyer agree to cooperate with each other in demonstrating that the requirements for exemptions from such taxes have been met.

(e)          Entire Agreement. This Agreement, the Conveyance and the other documents and instruments to be executed and delivered to Buyer and Sellers pursuant to the terms hereof (collectively, the “Transaction Documents”) constitute the entire understanding of the parties hereto with respect to subject matter hereof and supersedes all prior agreements, understandings, negotiations, and discussions, both oral and written, among the Parties with respect to such subject matter.

(f)          Amendments, Waivers. This Agreement may be amended, modified, supplemented, restated or discharged (and provisions hereof may be waived) only by an instrument in writing signed by the Party against whom enforcement of the amendment, modification, supplement, restatement or discharge (or waiver) is sought.

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(g)          Choice of Law and Venue. Without regard to principles of conflicts of law, this Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Texas shall apply as to the property located in (or otherwise subject to the laws of) such state. The Parties agree that venue shall be in any state court or the United States District Court located in Midland, Texas. Each Party consents to the exclusive jurisdiction of such courts (and the appellate courts thereof) and agrees not to commence any such Proceeding except in such courts. Each Party agrees not to assert (by way of motion, as a defense, or otherwise), and hereby irrevocably and unconditionally waives in any such Proceeding commenced in such court, any objection or claim that such Party is not subject personally to the jurisdiction of such court or that such Proceeding has been brought in an inconvenient forum. If such courts refuse to exercise jurisdiction hereunder, the Parties agree that such jurisdiction shall be proper in any court in which jurisdiction may be obtained.

(h)          Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (1) ARISING UNDER THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR (2) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

(i)          Dispute Resolution.

(i)          Negotiation. The Parties will make reasonable efforts to settle any and all controversies, claims and disputes arising out of or in connection with this Agreement (a “Dispute”) within twenty (20) days (or any other period of time that may be agreed upon between the Parties according to the circumstances) from its notification to the other Party in accordance with Section 16 through direct discussions between the Parties principals for the purpose of resolving any such Dispute. For the purposes hereof, a “Principal” means any individual of Buyer or Sellers, as applicable, who has the authority to negotiate the settlement of the Dispute on behalf and in the name of Buyer or Sellers, as applicable. Within ten (10) days after the date of the receipt by each Party of any notice of Dispute (which notice will request negotiations among Principals), the Principals will meet at a mutually acceptable time and place to exchange relevant information in an attempt to resolve the Dispute. If a Principal intends to be accompanied at the meeting by an attorney, each other Party’s Principal will be given written notice of such intention at least three (3) Business Days in advance and may also be accompanied at the meeting by an attorney.

(ii)         Specific Performance. Irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the Parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the provisions of this Agreement, this being in addition to any other remedy to which they are entitled at Law or in equity.

(j)          Headings, Time of Essence, Etc. The descriptive headings contained in this Agreement are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement. Within this Agreement words of any gender shall be held and construed to cover any other gender, and words in the singular shall be held and construed to cover the plural, unless the context otherwise requires. Time is of the essence in this Agreement.

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(k)          Confidentiality; Public Announcements. Upon execution of this Agreement and again upon Closing, Buyer and Sellers shall have the right to issue individual press releases that are mutually acceptable, each Party acting reasonably, with respect to this Agreement and the transactions contemplated hereby, and Buyer shall have the right to make required filings with respect to this Agreement and the transactions contemplated hereby with the SEC. Following Closing, each Seller shall maintain the confidentiality of, and not disclose, information relating to the Properties and the transactions contemplated by this Agreement except for disclosures that would be permitted by the exceptions applicable to Buyer. Notwithstanding the above, nothing in this Section 20(k) will preclude any person from making any disclosures it reasonably believes are required by applicable law or applicable stock exchange rules or necessary and proper in conjunction with the filing of any tax return or other document required to be filed with any Governmental Authority.

(l)          Adequate Counsel. Each Seller acknowledges that (i) it has had the opportunity to review this Agreement and the transactions contemplated by this Agreement with its own legal counsel and investment, tax and other advisors, and (ii) it is not relying on any statements or representations of Buyer or any of Buyer’s respective Affiliates, representatives, counsel or agents for legal, tax, investment or other advice with respect to this Agreement or the transactions contemplated hereby.

(m)          No Assignment. Prior to Closing, neither Party shall have the right to assign its rights under this Agreement, without the prior written consent of the other Party first having been obtained.

(n)          Successors and Assigns. Subject to the limitation on assignment contained in subsection (k) above, the Agreement shall be binding on and inure to the benefit of the Parties hereto and their respective successors and assigns.

(o)          Counterpart Execution. This Agreement may be executed in counterparts, all of which are identical and all of which constitute one and the same instrument. It shall not be necessary for Buyer and Sellers to sign the same counterpart. An e-mail or facsimile signature will be considered an original signature.

(p)          Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, ordinance, regulation, statute and treaty of any Governmental Authority, but if any provision of this Agreement is held to be prohibited thereby or invalid thereunder, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

(q)          Definitions.

(i)          Certain Defined Terms. When used in this Agreement, the following terms shall have the respective meanings assigned to them in this Section 20(q):

“Accounts Payable” means all amounts owing by a Person for goods received by or services rendered to such Person.

“Affiliate” means, as to any Person, any other Person which, directly or indirectly, controls, is controlled by, or is under common control with such Person; provided, however, that when referencing Affiliates, of Buyer, the Seller and Seller’s Affiliates shall not be deemed an “affiliate” of the Buyer.

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“Allocated Amount” means the amount of the Purchase Price allocated to each Property on Schedule II.

“Base Financial Statements” means the historical financial statements and pro forma financial information required to be filed by Buyer in connection with the transactions contemplated by this Agreement pursuant to Regulation S-X of the Securities Act.

“Buyer’s Knowledge” “knowledge of Buyer” and similar expressions mean the knowledge of Buyer’s executive officers.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contract” means all of Sellers’ and any operator’s interests in and under all contracts, agreements and instruments by which any Seller is bound, to the extent applicable to the Properties, including, without limitation, operating agreements; oil, gas, liquids, casinghead gas and condensate purchase, sale, balancing, processing, gathering, treatment, compression and transportation agreements; farmout or farm-in agreements; joint venture, limited or general partnership, dry hole, bottom hole, acreage contribution, purchase and acquisition agreements; participation agreements; area of mutual interest agreements; salt water disposal agreements; servicing contracts; unitization, communitization or pooling agreements; surface lease agreements; and all other executory contracts and agreements to the extent applicable to the Properties, including, without limitation, the contracts and agreements, and provided that the term “Contracts” shall not include the instruments constituting Seller’s chain of title to the Properties.

“Effective Date” means 9:00 a.m. Central Time, on December 1, 2011; however, the transfer, assignment and conveyance of the Properties located in Andrews and Edwards Counties shall be effective on December 31, 2011.

“GAAP” means generally accepted accounting principles in the United States of America from time to time.

“Governmental Authority” means any federal, state, regional, local government or other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or other authority, or any court of competent jurisdiction, administrative court or agency or commission, panel or other governmental authority.

“Hazardous Material” means, with the exception of all water and constituents thereof produced from the Oil and Gas Properties, (a) any “hazardous substance,” as defined by Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, or any successor statutes and any regulations promulgated thereunder; (b) any “hazardous waste” or “solid waste,” in either case as defined by the Resource Conservation and Recovery Act of 1976, as amended; (c) any solid, hazardous, dangerous or toxic chemical, material, waste or substance, within the meaning of and regulated by any Applicable Environmental Laws; (d) any asbestos-containing materials in any form or condition; (e) any polychlorinated biphenyls in any form or condition; or (f) any air pollutant which is so designated by the U.S. Environmental Protection Agency as authorized by the Clean Air Act.

“Independent Accountant” shall mean BDO USA, LLP, Buyer’s independent public accountants.

“Law” means any federal, state, local, municipal, foreign, tribal, or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, proclamation, treaty, convention, rule, regulation, or decree, whether legislative, municipal, administrative, or judicial in nature, enacted, adopted, passed, promulgated, made, or put into effect by or under the authority of any Governmental Authority

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“Material Adverse Effect” means any change, circumstance, effect, event or fact that has a material and adverse effect on the business, assets, financial condition or results of operations of any Seller, taken as a whole; provided, however, that no loss, liability, change, circumstance, effect, event or fact shall be deemed (individually or in the aggregate) to constitute, nor shall any of the foregoing be taken into account in determining whether there has been or may be, a Material Adverse Effect, to the extent that such loss, liability, change, circumstance, effect, event or fact results from, arises out of, or relates to (a) a general deterioration in the economy or changes in hydrocarbon prices or other changes affecting the oil and gas industry generally; (b) the outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war or the occurrence of any other calamity or crisis, including acts of terrorism; (c) the announcement or pendency of the transactions contemplated by this Agreement or any other agreement, document and instrument required to be executed in accordance herewith; (d) any change in applicable laws, or the interpretation thereof, after the date of this Agreement; or (e) compliance with the terms of, or the taking of any action required by this Agreement or any other agreement, document and instrument required to be executed in accordance herewith.

“Opinion” means the unqualified opinion to be issued by the Independent Accountant in respect of the Base Financial Statements acceptable to the applicable Governmental Authorities.

“Permits” mean any Seller’s interest in all easements, permits, licenses, servitudes, rights-of-way and all other rights and appurtenances situated on or used primarily in connection with the Properties or any interests pooled or unitized therewith, but excluding those permits and other appurtenances pursuant to which transfer is restricted by third party agreement or applicable law.

“Person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization or other entity.

“Principal Market” means the Over the Counter Bulletin Board.

“Proceeding” means any action, proceeding, litigation, suit, or arbitration (whether civil, criminal, administrative, or judicial in nature) commenced, brought, conducted, or heard before any Governmental Authority, arbitrator or arbitration panel.

“Required Financial Statement Procedures” means Buyer’s preparation of the Base Financial Statements, the completion by the Independent Accountant of its audit and/or review of the Base Financial Statements and the issuance of its Opinion.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations pertaining thereto.

“Securities Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Seller’s Knowledge”, “knowledge of Seller” and similar expressions mean the actual knowledge of each of the Sellers and of Randall Capps after due inquiry.

“Tax” or “Taxes” means any federal, state, local, or non-U.S. income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, severance, natural resources, production, ad valorem, transfer, registration, stamp, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, including any interest, penalty, or addition thereto, whether disputed or not.

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“Third Person” or “Third Party” means a Person other than Sellers, Buyer and any of their Affiliates.

“Trading Day” means any day on which the Common Stock is traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the Common Stock is then traded, provided that “Trading Day” shall not include any day on which the Common Stock is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Stock is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York time) unless such day is otherwise designated as a Trading Day in writing by the Holder.

“Value Per Net Acre” means an amount equal to the Allocated Amount for an Undeveloped Lease set forth on Exhibit A-3 divided by the total Net Leasehold Acres shown on Exhibit A-3 for such Undeveloped Lease.

(ii)         Additional Definitions. Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Agreement	Introduction
Applicable Environmental Laws	6(b)(vi)
Asserted Defects	6(b)
Buyer	Introduction
Buyer Common Stock	Recitals
Buyer Indemnified Person	13(a)
Buyer SEC Reports	4(a)(viii)
Buyer Shares	2(a)
Buyer Sub	2(e)
Cash Consideration	2(a)
Closing	10(a)
Closing Date	10(a)
Consents	5(c)
Conveyance	1
Deductible	13(e)(i)
Defect	6(b)
Defect Date	6(b)
Defensible Title	3(a)(xxi)(1)
Deposit	2(b)
Disclosure Schedule	1(b)
Dispute	20(h)(i)
Encumbrance	3(a)(xxi)(1)
Excluded Encumbrances	3(a(xxi)(2)
Excluded Liabilities	1(g)(ii)
Excluded Properties	1(g)(i)
Hydrocarbon	3(a)(xxvi)
Indemnified Party	13(d)(i)
Indemnifying Party	13(d)(i)
Initial Purchase Price	2(a)

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Land(s)	1(a)
Leases	1(a)
Losses	13(a)
Macquarie	8(g)
Material Agreements	3(a)(vii)
Net Acre Defect Amount	7(a)(i)(2)
Net Leasehold Acres	6(b)(iii)
NRI	1
Note	2(a)
Oil and Gas Properties	1(a)
Party or Parties	Recitals
Permitted Encumbrances	3(a)(xxi)(2)
Piggyback Registration	5(e)
Piggyback Registration Statement	5(e)
Preferential Rights	5I
Principal	20(h)(i)
Properties	1
Purchase Price	2(a)
Registration Notice	5(e)
Registration Shares	5(e)
Seller	Introduction
Seller Indemnified Person	13(b)
Seller Permits	3(a)(ix)
Third Party Claims	13(c)(i)
Title Benefits	3(a)(xxi)(1)
Title Defects	3(a)(xxi)(1)
Transaction Documents	20(e)
Undeveloped Lease	6(b)(iii)
Units	1(a)
Wells	1(a)
WI	1

[Remainder of this Page Intentionally Left Blank]

[Signature Page Follows]

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IN WITNESS WHEREOF, this Agreement is executed by the parties hereto on the date set forth above.

SELLERS:

XOG OPERATING LLC

By:	/s/ Randall Capps
Name:	Randall Capps
Title:	Managing Member

GERONIMO HOLDING CORPORATION

By:	/s/ Randall Capps
Name:	Randall Capps
Title:	President

[Signature Page to Asset Purchase Agreement]

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BUYER:

AMERICAN STANDARD ENERGY CORP.,
a Delaware corporation

By:	/s/ Richard MacQueen
Name:	Richard MacQueen
Title:	President

[Signature Page to Asset Purchase Agreement]

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LIST OF SCHEDULES AND EXHIBITS

Schedule I	Conveyance

Schedule II	Allocation Schedule

Exhibit A-1	Developed Leases

Exhibit A-2	Wells

Exhibit A-3	Undeveloped Lease with Net Leasehold Acres and NRI

Exhibit B	Promissory Note

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